Exhibit 10.66


May 6, 2004


Joseph W. Brown
24 Penwood Road
Bedford Corners, NY  10549

Dear Jay:

         On behalf of MBIA Inc. (the "Company") and the Board of Directors (the "Board"), we want to thank you for your leadership and outstanding efforts on behalf of the Company during the past five years. We are pleased that you have agreed to remain with the Company to effect a smooth transition of your duties and responsibilities over the next several years. We recognize that this deviates from your original intention as to your period of service for the Company, and the Company has designed a compensation plan and program to provide you recognition for the commitment that you are making and as an incentive for you to continue your excellent efforts on behalf of the Company.

         1. Term of Employment. In order to facilitate a smooth transition in connection with Gary Dunton's promotion to Chief Executive Officer of the Company, the Company wishes to continue your employment with the Company until the earlier of May 31, 2007 and the date of the Company's May 2007 annual shareholders meeting (the "Termination Date"). The period from the date hereof through the Termination Date, or if earlier the date of the termination of your employment with the Company as contemplated hereby, shall be referred to as the "Employment Period". This letter agreement shall supercede the terms of your January 7, 1999 letter agreement with the Company.

         2. Title, Reporting Relationship and Duties. Commencing on the date hereof, you will cease serving as Chief Executive Officer of the Company, but continue to serve as executive Chairman of the Company, reporting solely and directly to the Board. Your duties and responsibilities will be commensurate with your title as executive Chairman, and will include assisting Gary Dunton in assuming his new responsibilities and duties as Chief Executive Officer of the Company.

         3. Compensation. Your compensation package with respect to the Employment Period will include a base salary, an annual performance bonus and the special one-time restricted stock grant described below.

              (a) Base Salary. Commencing on the date hereof and for the duration of your Employment Period, your annualized base salary will be

         $720,000. This reduced annual base salary reflects your change in title and duties from this date forward and will be paid in accordance with the Company's customary payroll practices.

              (b) Annual Performance Bonus. With respect to the Employment Period, you will be entitled to receive a performance-based annual cash bonus in accordance with the terms and conditions of the Company's Annual and Long-Term Incentive Plan (or any successor plan thereto) (the "Incentive Plan"), to the extent that the applicable performance criteria are satisfied. Your maximum annual bonus opportunity will be 300% of your base salary. Your bonus will be determined by the Board in accordance with the generally applicable provisions of the Incentive Plan, as in effect from time to time, including the manner in which the performance objectives will be obtained and the determination and certification of your annual cash bonus.

              (c) Long-Term Incentive Compensation. In light of the fact that your services for the Company are expected to terminate on the Termination Date, the Company and you have agreed that it would not be appropriate for you to receive new awards under the Company's stock option plan or standard long-term incentive compensation plans and programs, pursuant to which the Company currently makes annual awards. Accordingly, the one-time award of performance-based restricted stock referenced in Section 3(d) below is intended to replace your right or opportunity to participate in any further long-term incentive compensation awards or programs during the Employment Period.

              (d) Restricted Stock. The Company recognizes that you have recently been granted an award of restricted stock subject to the terms of the Restricted Stock Award Agreement, dated as of February 10, 2004, between you and the Company (the "Award Agreement"), in recognition of your contributions to the Company's success for the period through December, 2003, and as an inducement for you to continue your excellent performance on behalf of the Company. To induce you to commit yourself to employment with the Company through the Termination Date, you will be granted an additional award of 200,000 Company shares of restricted stock which may not vest prior to the end of the Employment Period and the full vesting of which is contingent upon the achievement of substantial increases in the Company's book value, as modified, in a manner consistent with past long-term compensation practices, to eliminate the positive or negative effect of certain items over a period that may extend well beyond the Termination Date. The terms and conditions of this additional award shall be set forth in our award agreement of even date herewith, which in all events shall govern such restricted stock award notwithstanding anything to the contrary herein or elsewhere. You agree and acknowledge that, pursuant to such award agreement, your right to receive the benefit of the restricted stock award referenced herein shall be subject to your not voluntarily terminating your employment prior to the Termination Date, other than in connection with a Constructive Termination Without Cause or following a Change of Control.

         4. Modifications to Outstanding Awards.

         (a) Stock Options. Reference is made to your stock option agreements with the Company dated as of January 7, 1999, December 9, 1999, January 11, 2001, February 7, 2002 and March 12, 2003 (with respect to the grant effective as of February 12, 2003) (the "Option Agreements"). Each of the Option Agreements is hereby amended to reflect the following terms with respect to your outstanding stock options:

              (i) Subject to your continued employment with the Company through the Termination Date, all of your then outstanding stock options under the Option Agreements shall become fully vested and exercisable (to the extent not vested and exercisable prior to the Termination Date) on the Termination Date.

              (ii) Subject to your continued employment with the Company through the Termination Date, each of your then outstanding stock options shall remain exercisable until the earliest of (a) May 31, 2012, (b) the second anniversary of the first date following the Termination Date on which the Company's common stock closes at a trading price that is (1) greater than or equal to $90 per share and (2) greater than or equal to 150% of the closing price on the Termination Date, and (c) the expiration of the original term with respect to each such stock option as provided under the applicable Option Agreement. For purposes of this clause (ii), the provisions of the Section of each Option Agreement titled "Adjustments for Changes in Structure and Special Transactions" shall be applicable and such Section of each Option Agreement shall remain in full force and effect for all other purposes.

              (iii) In the event that, prior to the Termination Date, your employment is terminated by the Company other than for Cause, by you in a Constructive Termination Without Cause or as a result of your Disability, the vesting and exercisability terms with respect to your stock options shall be determined as if you remained employed with the Company through the Termination Date (including, without limitation, for purposes of Paragraphs 4(a)(i) and 4(a)(ii) above).

              (iv) In the event that you voluntarily terminate employment prior to the Termination Date (other than due to Disability, in a Constructive Termination Without Cause or upon or following a Change of

         Control), (x) all of your options that are unvested as of your termination date shall be cancelled and forfeited and, (y) notwithstanding the fact that you will have met the conditions to retire under such Option Agreements, each of your then vested options shall remain exercisable only until the earlier of (a) the second anniversary of your termination of employment date and (b) the expiration of the original term with respect to each such stock option as provided under the applicable Option Agreement.

Except as expressly provided in this Paragraph 4(a), the terms of your Option Agreements shall continue in full force and effect. For purposes of this letter agreement, the terms "Cause", "Change of Control", "Constructive Termination Without Cause", and "Disability" shall each have the meanings assigned to such terms under the applicable Option Agreement.

         (b) February 2003 MBV and Restricted Stock Awards. Based on the fact that the Company's share price has appreciated by more than 50% since the date of your February 12, 2003 MBV award and restricted stock award (the "February 2003 Awards"), the Board has determined that such February 2003 Awards will automatically vest (to the extent not previously vested) on the Termination Date, subject to your continued employment through the Termination Date.

         (c) Long-Term Awards Generally. Reference is made to (i) your restricted stock award agreements dated as of January 11, 2001, February 7, 2002 and February 12, 2003, (ii) your MBV awards dated as of February 7, 2002 and February 12, 2003, and (iii) your January 11, 2001 MBV award that was converted into 28,739 shares of restricted stock as of February 10, 2004 (collectively, the "LTI Awards"). With respect to each of your outstanding LTI Awards, in the event that, prior to the Termination Date, your employment is terminated by the Company other than for Cause, or by you in a Constructive Termination Without Cause, such LTI Awards shall continue to vest in accordance with their terms as if you remained employed with the Company through the Termination Date (including, without limitation, for purposes of Paragraph 4(b) above).

         (d) Certain Provisions. Upon the occurrence of a Change of Control or any termination of your employment with the Company due to death, disability, retirement or termination by the Company without Cause (constructively or otherwise, all as defined in the Option Agreements), then notwithstanding anything to the contrary in any Option Agreement, there shall be no requirement that you continue to hold either any shares of the stock of the Company or the securities of any successor in interest to the Company.

         5. Benefits. During the Employment Period, you will continue to receive benefits at a level, and on terms and conditions, no less favorable to you than those applying to any other Company senior executive. You will be entitled to four weeks vacation per year, prompt reimbursement of all properly documented business expenses and of legal and consulting expenses incurred in connection with entering into these arrangements.

         6. Change of Control Protection. The Award Agreement contains a provision designed to hold you harmless, on an after tax basis, from any excise tax you incur in connection with your employment under section 4999 of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, any benefits payable to you under the terms of this Agreement will be taken into account in determining whether, and to what extent, you are entitled to receive any benefits under such provision. Nothing herein shall affect that certain Key Employee Employment Protection Agreement, dated as of January 7, 1999, between you and the Company, which remains in full force and effect.

         7. Indemnification. If you are made a party, or are threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or otherwise (a "Proceeding") by reason of the fact that you are or were a director, officer, employee, agent, manager, consultant or representative of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (a "Claim") is made, or threatened to be made, that arises out of or relates to your service in any of the foregoing capacities, then you shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Connecticut, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you shall have ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators.

         The Company shall advance to you all costs and expenses incurred by you in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include an undertaking by you to repay the amount advanced if you are ultimately determined not to be entitled to indemnification against such costs and expenses. In the event you request indemnification or advancement of costs and expenses as provided in the preceding paragraph of this Paragraph 7, a determination as to your entitlement to indemnification shall be made in good faith pursuant to the procedures set forth in Section 33-775 of the General Statutes of Connecticut as in effect on the date hereof. Such determination shall be made promptly in order to permit timely indemnification pursuant to this Paragraph 7 including, without limitation, the advancement of costs and expenses.


         Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement that you have satisfied any applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that you have not met any applicable standard of conduct, shall create a presumption that you have not met an applicable standard of conduct.


         During your employment with the Company and for a period of six years thereafter, to the extent that the Company shall keep in place a directors and officers' liability insurance policy (or policies) providing comprehensive coverage to any other active or retired senior executive or director, it shall also maintain such coverage in effect for you.


         8. Early Termination Provisions. In the event that, prior to the Termination Date, your employment is terminated by the Company other than for Cause, or by you in a Constructive Termination Without Cause, you shall be entitled to receive the salary and bonus compensation that you would otherwise have been entitled to receive under Paragraphs 3(a) and 3(b) above in respect of the period from the date of your termination through the Termination Date, to the extent not previously paid, in cash and at the time that you would have received such amounts had your employment continued through the Termination Date. For purposes of this Paragraph 8, upon a termination of your employment by the Company other than for Cause, or by you in a Constructive Termination Without Cause, your bonus amounts with respect to each of calendar years 2004, 2005 and 2006 (which bonus amounts are scheduled for payment in the first quarter of 2005, 2006 and 2007, respectively) shall be determined by the Board at the time of such termination of employment (to the extent that a bonus for one or more of such calendar years has not been paid prior to your termination date). Each annual bonus amount determined by the Board pursuant to the preceding sentence shall equal no less than the greater of (i) 50% of your maximum bonus opportunity as set forth in Paragraph 3(b) above and (ii) the average of your actual annual bonus payments for the two years preceding your termination of employment.


         9. Post-Termination Restrictive Covenants. You hereby agree that during the Employment Period and for two years thereafter, you shall not (i) directly or indirectly personally hire, personally solicit or personally help another person hire or solicit any Company employee, (ii) directly or indirectly induce or encourage any Company employee to terminate employment with the Company,

(iii) direct any business opportunities developed on behalf of the Company for your own benefit or for the benefit of any of your future employers, (iv) directly or indirectly solicit any of the Company's customers to use the services of another entity in lieu of those of the Company, or (v) seek or accept employment with any of the entities (or their affiliates) listed on Appendix A attached hereto or with any other entity created after the date hereof that materially competes with any of the Company's substantial business operations.


         Please confirm your acceptance of the terms set forth in this letter agreement by signing below.


Sincerely,



     /s/  David C. Clapp
--------------------------------
David C. Clapp
Member of the Board of Directors



    /s/  Kevin D. Silva
---------------------------------
Kevin D. Silva
Vice President & Chief Administrative Officer



Agreed and Accepted:   /s/  Joseph W. Brown
                    ---------------------------
                             Joseph W. Brown


Date: May 6      , 2004
     ------------

                                   APPENDIX A


ACE Guaranty Corp.
Ambac Assurance Corp.
CIFG
DePfa
Financial Guaranty Insurance Co.  (FGIC)
Financial Security Assurance (FSA)
Radian Asset Assurance Inc.
XL Capital

The above listed companies shall be deemed to include each of the subsidiaries and affiliates of each of such companies, whether now existing or hereafter created.